UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

January 15, 2013
Date of Report
(Date of earliest event reported)

First Federal Bancshares of Arkansas, Inc.
(Exact name of registrant as specified in its charter)

Arkansas	0-28312	71-0785261
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1401 Highway 62-65 North, Harrison, Arkansas	72601
(Address of principal executive offices)	(Zip Code)

(870) 741-7641
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.       Termination of a Material Definitive Agreement.

On January 15, 2013, the Office of the Comptroller of the Currency (the “OCC”), which, as successor to the Office of Thrift Supervision (the “OTS”), is the chartering authority and primary regulator of First Federal Bank, a federally chartered stock savings and loan association (the “Bank”) and wholly-owned subsidiary of First Federal Bancshares of Arkansas, Inc. (the “Company”), issued an order terminating the Cease and Desist Order issued by the OTS on April 12, 2010 (the “Bank Order”), effective immediately.  The basis of the OCC’s decision to terminate the Bank Order was its conclusion that “the protection of depositors, other customers and shareholders of the Bank as well as its safe and sound operation do not require the continued existence of said Order.” The action also terminates the related Stipulation and Consent to Issuance of Order to Cease and Desist between the Bank and the OTS.

The Bank Order imposed certain operations restrictions on the Bank, including lending and dividend restrictions. In particular, the Bank was required to seek the prior non-objection of the OCC before making certain kinds of loans.  The Bank Order also required the Bank to take certain actions, including the submission to the OCC of capital plans to, among other things, preserve and enhance the capital of the Bank.  The foregoing description of the Bank Order is qualified in its entirety by reference to the Bank Order, a copy of which was attached as Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed with the SEC on April 15, 2010.

On April 12, 2010, the Company also consented to a Cease and Desist Order issued by the OTS (the “Company Order”).  The Company remains subject to the Company Order, which is administered by the Company’s primary regulator, the Federal Reserve Bank, as successor to the OTS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

Date: January 16, 2013	By:	/s/ W. Dabbs Cavin
	Name:	W. Dabbs Cavin
	Title:	Chief Executive Officer